August 10, 2006

DWS Value Series, Inc.

    DWS Dreman High Return Equity Fund

222 South Riverside Plaza

Chicago, Illinois 60606

Ladies and Gentlemen:

We are acting as counsel to the DWS Value Series, Inc., a Maryland corporation (the “Registrant”), in connection with the Registrant’s filing of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 (File No. 333-135628) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), registering in aggregate any or all or those one billion two hundred sixty million (1,260,000,000) authorized Class A, Class B, and Class C shares of Common Stock, $.01 par value (the “Shares”), five hundred sixty million (560,000,000) of which have been designated as Class A Shares, five hundred sixty million (560,000,000) of which have been designated as Class B Shares, and one hundred forty million (140,000,000) of which have been designated as Class C Shares of DWS Dreman High Return Equity Fund, a series of the Registrant (the “Acquiring Fund”), pursuant to the proposed reorganization of DWS Dreman Financial Services Fund (the “Acquired Fund”), a series of DWS Equity Trust, a Massachusetts business trust (the “Acquired Trust”), as described in the Registration Statement and pursuant to the form of Agreement and Plan of Reorganization by and among the Registrant on behalf of the Acquiring Fund, the Acquired Trust on behalf of the Acquired Fund and Deutsche Investment Management Americas Inc. (for purposes of Section 10.2 only) included in the Registration Statement (the “Agreement”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. In connection with rendering that opinion, we have examined the Registration Statement, the Charter of the Registrant (the “Charter”), the Bylaws of the Registrant, the actions of the Registrant’s Board of Directors that authorize the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Directors of the Registrant.

August 10, 2006

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal securities laws of the United States of America and the laws (other than the conflict of law rules) of the State of Maryland that in our experience are normally directly applicable to the issuance of shares of registered investment companies organized as corporations under the laws of that state. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing and the qualifications set forth below, and assuming that the number of Shares in each class of the Acquiring Fund does not exceed the number of Shares authorized for that class, we are of the opinion that (a) the Shares to be issued pursuant to the Registration Statement and the Agreement have been duly authorized for issuance; and (b) when issued upon the terms and for the consideration provided in the Registration Statement and the Agreement, subject to compliance with the Securities Act of 1933, as amended (the “1933 Act”), the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares will be validly issued, fully paid and non-assessable.

This opinion is rendered solely for your use in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Vedder, Price, Kaufman & Kammholz, P.C.

RJM/KJF